Exhibit T3E.2

JUDGE: 8th Civil Court of Santiago
CASE NUMBER: C-6689-2020
CASE NAME: /ENJOY S.A.

INTRODUCTION AND DISCLAIMERS

Enjoy S.A. (the “Company”) is sending you this document and accompanying materials because you are the owner of beneficial interests in the 10.50% Senior Secured Notes due 2022 (the “Existing Senior Secured Notes,” and such beneficial owners thereof, the “Beneficial Owners”) issued pursuant to that certain Indenture dated as of May 16, 2017 by and among the Company, the Subsidiary Guarantors party thereto, Citibank N.A. as Trustee, Paying Agent, Registrar and Transfer Agent, and Lord Securities Corporation, as Collateral Agent (the “Existing Indenture”).

The Company is subject to a reorganization proceeding (the “Reorganization Proceeding”) governed by Chapter III of Law N°20,720 on Reorganization and Liquidation of Companies and Individuals pending in the 8° Civil Court of Santiago in Santiago, Chile (the “Chilean Court”), which proceeding was commenced on May 5, 2020 (the “Petition Date”).  The Company is also subject to a proceeding (the “Chapter 15 Case”) commenced pursuant to chapter 15 of title 11 of the United States Code (the “Bankruptcy Code”) pending before the Bankruptcy Court for the Southern District of New York (the “Chapter 15 Court”). Patricio Ricardo Jamarne Banduc, the Veedor appointed in the Reorganization Proceeding (the “Overseer”), is serving as the “foreign representative” of the Company, as defined in the Bankruptcy Code, for purposes of the Chapter 15 Case.

  The Company has filed a certain Judicial Reorganization Agreement (including all exhibits thereto) with the Chilean Court and, following discussions with its creditors, the Company intends to submit an amended version of such document (as amended, modified or supplemented, the “Plan”) for approval of the Chilean Court on August 14, 2020 at a meeting of the creditors of the Company, or such other date if the meeting is suspended or reinstated in the event of a new vote (the “Deliberative Creditors’ Meeting”).  The date of the Deliberative Creditors’ Meeting may be adjourned without any further notice to you.

The current version of the Plan, as filed (the “Filed Version”), is available for review on the following website:  https://dm.epiq11.com/Enjoy (the “Reorganization Website”) along with an English translation thereof.  This document (the “Plan Summary”) contains certain terms that are more updated than the Filed Version of the Plan.  The Company intends to file an amended Plan consistent with this Plan Summary.  Such amended Plan will also be posted to the Reorganization Website (the “Amended Filing”).  Importantly, the Plan may continue to be modified from time to time (even after the Amended Filing), prior to or at the Deliberative Creditors’ Meeting.  You should review the version of the Plan available on the Reorganization Website immediately prior to casting your vote, as the version of the Plan on the Reorganization Website may be updated frequently.  Please also note that the Plan may be modified after you cast your vote, and in such event, your vote will nevertheless be binding on you. In the case of any modifications to the Plan, such modifications will be subject to certain limitations and approvals described in the New Indenture Term Sheet (as defined below).

Annex A – New Senior Secured Notes Term Sheet Page 2 of 13

As a Beneficial Owner, you are entitled to vote to accept or reject the Plan, and to have your vote presented at the Deliberative Creditors’ Meeting.  This Plan Summary is provided for the purposes of assisting your determination on whether to vote for or against the Plan but should not be solely relied upon in casting your vote.  Instead, you should also carefully review the Plan itself, as well as the ballot (the “Ballot”) that accompanies this Plan Summary.  The Ballot contains important information regarding the procedures (and timing) for your vote, and the Plan contains substantially more detailed information than this Plan Summary.  In the event of any inconsistency between this Plan Summary and the Plan (following the Amended Filing) or the Ballot and the Plan (following the Amended Filing), the terms of the Plan shall govern.

Please note that this Plan Summary has not been approved by the Chilean Court.  You may wish to retain an attorney to assist you in your review of the Plan, the Ballot and this Plan Summary, and to advise you on whether to vote for or against the Plan.

ONCE THE PLAN IS APPROVED BY THE CHILEAN COURT, THE COMPANY WILL ASK THE OVERSEER TO SEEK RECOGNITION OF THE PLAN BY THE CHAPTER 15 COURT, INCLUDING A FINDING THAT SECTION 1145 OF THE BANKRUPTCY CODE EXEMPTS FROM REGISTRATION UNDER THE U.S. AND STATE SECURITIES LAWS THE SOLICITATION, ISSUANCE AND DISTRIBUTION OF THE NEW SENIOR SECURED NOTES (DEFINED BELOW) TO HOLDERS OF SENIOR SECURED NOTES CLAIMS (DEFINED BELOW).  IF SUCH RULING IS OBTAINED, THEN SUCH SECURITIES ISSUED PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(A)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE.  IN ADDITION, SUCH SECTION 1145 EXEMPT SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES. THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE, OR ANY OTHER APPLICABLE SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN.

THE SOLICITATION OF VOTES ON THE PLAN WITH RESPECT TO THE SENIOR SECURED NOTES CLAIMS IS BEING MADE PURSUANT TO SECTION 3(A)(9) OF THE SECURITIES ACT.

THE SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PLAN SUMMARY OR UPON THE MERITS OF THE PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY OF THE ENJOY S.A. JUDICIAL REORGANIZATION AGREEMENT

The Plan includes four classes of creditors whose claims arose prior to the Petition Date: (i) the Beneficial Owners, (ii) holders of unsecured claims other than the bank creditors of the Company (the “Unsecured Creditors”), (iii) the bank creditors of the Company (the “Banks”), and (iv) holders of vendor unsecured claims against the Company (the “Suppliers”).

The objective of the Plan is the following:

1.- The continuation of the Company’s business activities.

2.- Granting new conditions for the payment of the claims subject to the Plan.

3.- The conversion of at least 70% of the unsecured debt into common shares of the Company, with a strong incentive for that conversion.

4.- Obtaining new funds in the amount of or on about CLP$55,000,000,000.- (fifty five billion Chilean pesos) through a bridge loan that will be prepaid with a convertible bond that will have a strong incentive for its conversion into new shares of common stock or direct capitalization for new shares of common stock in the Company.

1.- Proposal for the Beneficial Owners.

The Plan generally provides for the issuance of new Senior Secured Notes due 2027 (the “New Senior Secured Notes”) to Beneficial Owners in exchange for the claims of the Beneficial Owners (the “Senior Secured Notes Claims”) (such issuance and exchange being referred to as the “Senior Secured Notes Exchange”).  The New Senior Secured Notes will be governed by a new indenture (the “New Indenture”), the terms of which (and the provisions of the Plan to be effected as a condition to approval of the Beneficial Owners) are summarized in a term sheet (the “New Senior Secured Notes Term Sheet”) which is attached as Annex A hereto.  Upon satisfaction or waiver of certain conditions described in the New Senior Secured Notes Term Sheet, the Existing Senior Secured Notes and the Existing Indenture will be deemed cancelled and of no further force and effect retroactively as of the date of the Deliberative Creditors Meeting, and the New Senior Secured Notes and the New Indenture will take their place.  As with the Plan Summary, the New Senior Secured Notes Term Sheet is provided to assist you in deciding how to vote your ballot but should not be relied on solely in casting your vote.

In addition, all Beneficial Owners will have the option to participate in the New Financing as set forth in the New Senior Secured Notes Term Sheet and in Section 5 below of this Plan Summary; provided, however, that certain Beneficial Owners may be deemed ineligible to participate if their participation would violate the securities laws (or related exemptions under which the Company is operating) of any relevant jurisdiction (the “Securities Law Restriction”).1 The New Senior Secured Notes shall consist of two tranches, identified as “Tranche A” and “Tranche B”. The Tranche A and Tranche B New Senior Secured Notes shall be identical in all respects except regarding the priority given to mandatory redemptions of the Tranche A New Senior Secured Notes and that upon liquidation of the Company, Tranche A New Senior Secured Notes shall be paid prior to Tranche B New Senior Secured Notes. Tranche A New Senior Secured Notes shall be issued to or for the account of Beneficial Owners who elect to participate in the New Financing (subject to the Securities Law Restriction).

2.- Proposal for Unsecured Creditors.

Note to Beneficial Owners: The provisions of this Section 2, Section 3 and Section 4 below do not pertain directly to the treatment of the claims of the Beneficial Owners.

a.- Capitalization of interest: the claims of Unsecured Creditors will be set on the day of the Deliberative Creditors’ Meeting approving the Plan based on the balance of principal and interest accrued up to that date. Default interest, fines and collection expenses are excluded and will be forgiven. The interest accrued up to the date of the Deliberative Creditors’ Meeting will be capitalized on that date.  The amount of the Unsecured Creditors’ claims is estimated at CLP$190,131,979,047. Between the date of the Deliberative Creditors’ Meeting approving the Plan and the date on which the Plan becomes effective, all claims or actions of the Unsecured Creditors will be suspended.

b.- Extension of the claims: The maturity and economic terms and conditions of all Unsecured Creditors’ claims will be deemed rescheduled as of the date of the Deliberative Creditor’s Meeting and further payable with convertible securities as described below.

c.- New issue of convertible bonds/direct capitalization for shares: The entire principal amount of the Unsecured Creditors’ claims rescheduled in accordance with the preceding paragraph will be paid by the Company with convertible bonds or direct capitalization for shares issued by the Company pursuant to the Plan.

c.1.- Convertible Tranche A-1:

Tranche A (80%) of the principal amount of Unsecured Creditors’ claims (the “Primary Claim”) will be paid by delivery of either (i) a convertible bond payable in a single installment in 99 years with interest at a nominal rate in Chilean pesos equal to zero, or (ii) a direct capitalization of common shares of the Company (“Convertible Tranche A-1”). If issued, the Convertible Tranche A-1 will have the following terms: (i) a swap ratio for the conversion of 66.67 new common stock of the Company for every CLP$1,000.- (thousand Chilean pesos) of principal, and (ii) an option to convert into shares exercisable within 60 bank business days from the date that the Convertible Tranche A-1 is made available by the relevant holder of a Primary Claim.

1 The Company anticipates that only Beneficial Owners who are either (i) accredited investors who are qualified institutional buyers, or (ii) non-U.S. residents, will be permitted to participate in the U.S. based solicitation of the New Financing as a result of the Securities Law Restriction.

c.2.- Convertible Tranche A-2:

In lieu of Convertible Tranche A-1, those Unsecured Creditors who opt to participate in the New Financing will be entitled to receive a portion of their Primary Claim in the form of (i) a more favorable convertible bond, or (ii) a direct capitalization of common shares of the Company (“Convertible Tranche A-2”).  The terms and conditions of the Convertible Tranche A-2 will be identical to those of the Convertible Tranche A-1, with the sole exception of the swap ratio, which will be 198.02 new common shares of the Company for each CLP$1,000.- (thousand Chilean pesos) of principal. The portion of an Unsecured Creditors’ Primary Claim to be paid in Convertible Tranche A-2 will be determined using the formula indicated in the Plan. The difference (i.e. the portion not covered with the Convertible Tranche A-2) will be paid with Convertible Tranche A-1.

d.- Fixed Income Tranche B Bond:

Tranche B (20%) of the principal amount of Unsecured Creditors’ claims will be paid by delivery of a fixed income bond (“Fixed Income Tranche B Bond”) on the following terms: (i) payable in a term of 10 years from the Deliberative Creditors’ Meeting date; (ii) issued in Chilean pesos; (iii) with (y) a 30/360-day-basis effective annual interest rate of 1.5% for the first two years and six months from the Deliberative Creditors’ Meeting date, accruing and capitalized every six months and (z) 6.5% a 30/360-day-basis nominal effective interest rate from the end of the sixth six-month period onwards, accruing and paid every six months per the payment schedule shown below:

d.1.- Payment Schedule2:

Installment	Maturity	Unpaid capital	Interest (100%)	Capitalized interest	Capital Repayment	Installment value
	08-14-2020	38,031	0	0	0	0
1	02-14-2021	38,315	284	284	0	0
2	08-14-2021	38,601	286	286	0	0
3	02-14-2022	38,890	288	288	0	0
4	08-14-2022	39,180	291	291	0	0
5	02-14-2023	39,473	293	293	0	0
6	08-14-2023	39,473	1,263	0	0	1,263
7	02-14-2024	39,473	1,263	0	0	1,263
8	08-14-2024	39,473	1,263	0	0	1,263
9	02-14-2025	39,473	1,263	0	0	1,263
10	08-14-2025	39,473	1,263	0	0	1,263
11	02-14-2026	38,486	1,263	0	987	2,250
12	08-14-2026	37,499	1,231	0	987	2,218
13	02-14-2027	35,526	1,200	0	1,974	3,173
14	08-14-2027	33,552	1,136	0	1,974	3,110
15	02-14-2028	30,592	1,073	0	2,960	4,034
16	08-14-2028	27,631	979	0	2,960	3,939
17	02-14-2029	22,697	884	0	4,934	5,818
18	08-14-2029	17,763	726	0	4,934	5,660
19	02-14-2030	8,881	568	0	8,881	9,450
20	08-14-2030	0	284	0	8,881	9,166

3. Proposal for Banks.

a)	The amount of the Bank claims is estimated at CLP$19,700,000,000.

b)
Banks that commit to provide the Company or one or more of its subsidiaries with revolving credit line(s) will receive the treatment set forth in subsection (c) below.  The revolving credit lines(s) must contain the following characteristics in order to qualify:

(i)	3 year term from the date of the Deliberative Creditor’s Meeting;
(ii)	Market interest rate; and
(iii)	A principal amount equal to at least 66.6% of the amount of such Bank’s claims against the Company on the date of the Deliberative Creditor’s Meeting.

c)	Banks that do not provide the aforementioned commitment will receive treatment as an Unsecured Creditor in the manner set forth above in Section 2.

d)	The principal amount of the Banks’ claims will be paid with the delivery of a fixed income bond issued by the Company on the following terms (“Fixed Income Tranche C Bond”):

2 Note that this Payments Schedule contemplates a 100% participation of Banks pursuant to section 3a above.  If less than 100% participate, this Payments Schedule will be adjusted.

(i)	Term: payable in a term of 20 years from the date of the Deliberative Creditor’s Meeting;
(ii)	Denomination: Chilean pesos; and
(iii)
Coupon: (y) a 30/360-day-basis effective annual interest rate of 1.0% for the first four years and six months from the Deliberative Creditors’ Meeting date, accruing and capitalized every six months, and (z) 4.0% a 360-day-basis nominal effective interest rate from the end of the tenth six-month period onwards, accruing and paid every six months per the schedule of payments table in the section below.

e)	Payments Schedule:

Installment	Maturity	Unpaid capital	Interest (100%)	Capitalized interest	Capital Repayment	Installment value
	8/14/2020	100.0
1	2/14/2021	100.0	0.5	0.5	0.0	0.0
2	8/14/2021	100.0	0.5	0.5	0.0	0.0
3	2/14/2022	100.0	0.5	0.5	0.0	0.0
4	8/14/2022	100.0	0.5	0.5	0.0	0.0
5	2/14/2023	100.0	0.5	0.5	0.0	0.0
6	8/14/2023	100.0	0.5	0.5	0.0	0.0
7	2/14/2024	100.0	0.5	0.5	0.0	0.0
8	8/14/2024	100.0	0.5	0.5	0.0	0.0
9	2/14/2025	100.0	0.5	0.5	0.0	0.0
10	8/14/2025	100.0	2.0	0.0	0.0	2.0
11	2/14/2026	100.0	2.0	0.0	0.0	2.0
12	8/14/2026	100.0	2.0	0.0	0.0	2.0
13	2/14/2027	100.0	2.0	0.0	0.0	2.0
14	8/14/2027	100.0	2.0	0.0	0.0	2.0
15	2/14/2028	98.8	2.0	0.0	1.3	3.3
16	8/14/2028	97.5	2.0	0.0	1.3	3.2
17	2/14/2029	96.3	2.0	0.0	1.3	3.2
18	8/14/2029	95.0	1.9	0.0	1.3	3.2
19	2/14/2030	93.8	1.9	0.0	1.3	3.2
20	8/14/2030	92.5	1.9	0.0	1.3	3.1
21	2/14/2031	91.3	1.9	0.0	1.3	3.1
22	8/14/2031	90.0	1.8	0.0	1.3	3.1
23	2/14/2032	88.8	1.8	0.0	1.3	3.1
24	8/14/2032	87.5	1.8	0.0	1.3	3.0
25	2/14/2033	86.3	1.8	0.0	1.3	3.0
26	8/14/2033	85.0	1.7	0.0	1.3	3.0
27	2/14/2034	83.8	1.7	0.0	1.3	3.0
28	8/14/2034	82.5	1.7	0.0	1.3	2.9
29	2/14/2035	81.3	1.7	0.0	1.3	2.9
30	8/14/2035	80.0	1.6	0.0	1.3	2.9
31	2/14/2036	77.5	1.6	0.0	2.5	4.1
32	8/14/2036	75.0	1.6	0.0	2.5	4.1
33	2/14/2037	72.5	1.5	0.0	2.5	4.0
34	8/14/2037	70.0	1.5	0.0	2.5	4.0
35	2/14/2038	65.0	1.4	0.0	5.0	6.4
36	8/14/2038	60.0	1.3	0.0	5.0	6.3
37	2/14/2039	45.0	1.2	0.0	15.0	16.2
38	8/14/2039	30.0	0.9	0.0	15.0	15.9
39	2/14/2040	15.0	0.6	0.0	15.0	15.6
40	8/14/2040	0.0	0.3	0.0	15.0	15.3

4.- Proposal for Suppliers.

The amount of the Supplier claims is estimated at CLP$381,184,005.  100% of the principal amount of the claims evidenced by invoices or proofs of purchase issued by Suppliers will be paid in cash within a term of up to 12 months from the approval of the Plan.

5.- New Financing.

The Beneficial Owners (subject to the Securities Law Restriction), the Unsecured Creditors and the shareholders of the Company will have the option to provide additional financing (the “New Financing”), and the parties that opt to participate as lenders under the New Financing (as defined in the New Senior Secured Notes Term Sheet, the “Subscribers”) to the Company will have the priority and conversion rights described below.

The New Financing will be documented in a Bridge Loan agreement, evidenced upon each disbursement, in promissory notes (the “Bridge Loan Notes”) (described below) to be issued by the Company.  The Bridge Loan Notes will be payable by delivery of a convertible bond or a direct capitalization for shares (the “Convertible Tranche D” which is described below), as soon as the Company obtains the requisite regulatory and corporate approvals.

a.- Bridge Loan: A non-revolving loan agreement that the Company will document upon each disbursement by issuing one or more promissory notes with an annual interest rate of 5.7% (unless such rate exceeds the maximum interest rate in effect permitted by Chilean law, in which case the maximum legal rate will apply). The Company shall prepay the Bridge Loan Notes by delivering Convertible Tranche D. Upon their disbursement of the subscribed portion of the Bridge Loan, Subscribers will receive a commitment fee equal to 2% of the total amount actually disbursed by each Subscriber (or reduce the amount thereof from the amount to be disbursed).

a.1.- Parties interested in participating in the New Financing must so state in writing (“Bridge Loan Notes Subscriptions”) within a timeline to be announced, and as further described in the New Senior Secured Notes Term Sheet. With respect to the Beneficial Owners, a procedure will be developed (and communicated to the Beneficial Owners) for the purposes of soliciting Beneficial Owners’ Bridge Loan Notes Subscriptions (subject to the Securities Law Restriction).  Once all applicable time periods for receiving the Bridge Loan Notes Subscriptions have elapsed, the 5th business day after that the parties to the Bridge Loan will execute the Bridge Loan agreement and the Company will issue the Bridge Loan Notes upon each disbursement which in turn should be made on the 3rd business day following the date of the Bridge Loan agreement.

a.2.- The Bridge Loan Notes will be deemed preferred in the order of priority with respect to the Unsecured Creditors’ claims (except for Performance Bonds (boletas bancarias de garantía) and the Convertible Tranche A-1 Bonds, the Convertible Tranche A-2 Bonds, the Fixed Income Tranche B Bonds and the Fixed Income Tranche C Bonds, all of which will be subordinate to the Bridge Loan and the Convertible Tranche D.

b.- New Financing Conditions: The Plan contemplates that the obligations of the Subscribers to disburse their financing commitments will be subject to certain conditions set forth in the New Senior Secured Notes Term Sheet.

6.- Share subscription option for shareholders.

The Company will give to its shareholders an option to subscribe to new cash shares of the Company for a term of 24 months, at a subscription price of CLP$5.75 per share, at the rate of 2.00 new shares for each current share. This option may be exercised at any date during the 24-month option term. If the option is exercised, the party exercising the option shall be required to subscribe and pay the subscription price of the shares in full and in cash.

7.- Legal framework for the financing and conversion processes.

Before the Deliberative Creditors’ Meeting, the Company may supplement the legal structure and procedures for implementing the Plan. In particular, this may include changes or supplements related to implementing the New Financing, the payment of Unsecured Creditor claims with Convertible Tranche A-1 and Convertible Tranche A-2, the payment of the Bridge Loan Notes and issuance of the Convertible Tranche D, the capital increase, the issue of new shares, the conversion method for the convertible bonds or capitalization for shares and the procedure for the share subscription option for shareholders. Certain modifications of the proposed Plan may not be effected by the Company without the consent of the New Trustee or the Majority Beneficial Owners (as defined in the New Senior Secured Notes Term Sheet) as described in the New Senior Secured Notes Term Sheet. After the Effectiveness of the Plan any amendment or modification of the Plan shall be governed by the provisions of law N°20,720 and the decisions of the Creditors Committee in its case

All convertible debt and equity issuances required under the Plan, as applicable, (Convertible Tranche A-1, Convertible Tranche A-2 and Convertible Tranche D) must be preferentially offered to the shareholders in accordance with Chilean law. If no shareholder exercises his or her preemptive right, the Company will deliver the Convertible Tranche D as set forth in the Plan. If shareholders exercise their preemptive right, the process will take place as described in the Plan. On or before the Deliberative Creditors’ Meeting, shareholders of the Company representing more than 60% of the outstanding and voting shares shall agree to approve a capital increase of the Company and waive their preemptive rights as further described in the Plan.

An extraordinary shareholders meeting of the Company will be summoned promptly on or after Deliberative Creditors’ Meeting date, to adopt the resolutions required to comply with the provisions of the Plan.

8.- Management.

The management of the Company will be exercised by the current bodies established in its Bylaws, which will be supervised by a supervisor appointed in the Plan (the “Interventor”).

9.-Positive and Negative Covenants.

In addition to the positive and negative covenants contained in the New Indenture that will be applicable to the Company, as described in the New Senior Secured Notes Term Sheet, certain positive and negative covenants will be established exclusively for the remaining creditors subject to the Plan.

10.- Plan Approval and Effectiveness.

The “Effectiveness of the Plan” hall occur following the Deliberative Creditors’ Meeting approving the Plan, the lapse of all applicable legal terms (including any allowed challenges or appeals) and entry by the Chilean Court of a final court order certifying the approval and effectiveness of the Plan as provided in Article 89 of Law N°20,720.  Certain of the terms of the Plan will transpire only following the satisfaction of certain conditions post-Plan Effectiveness, as set forth in the New Senior Secured Notes Term Sheet.

11.- Monitoring Committee.

To supervise compliance with the stipulations of the Plan and the Company management, a Monitoring Committee will be appointed consisting of five creditors elected as described in the New Senior Secured Notes Term Sheet (the “Monitoring Committee”).  The Monitoring Committee will make decisions with the affirmative vote of 3 of its members, except that decisions on the New Financing Conditions will require the affirmative vote of 4 of its members as indicated in the Plan.  Other powers and governance rules of the Monitoring Committee are further described in the Plan.

ANNEX A

New Senior Secured Notes Term Sheet

Annex A to Solicitation in Respect of Enjoy S.A.’s Judicial Reorganization Plan
New Senior Secured Notes Term Sheet

1. Existing Senior Secured Notes. Reference is made to the Indenture dated as of May 16, 2017, as supplemented by the Supplemental Indenture No. 1 dated as of May 30, 2017 (together, the “Existing Indenture”), each among Enjoy S.A., a publicly traded stock corporation (sociedad anónima abierta) organized and existing under the laws of Chile  (the “Company” or the “Issuer” or the “Debtor”), the Subsidiary Guarantors party thereto, Citibank N.A. as Trustee,1 and Lord Securities Corporation as Collateral Agent, relating to the Company’s 10.50% Senior Secured Notes due 2022 (the “Existing Senior Secured Notes”).2 Capitalized terms used in this Annex A shall have the meanings assigned thereto in the Existing Indenture or the summary of the Plan (as hereinafter defined) included in the solicitation of votes of the Existing Senior Secured Notes on the Plan (the “Plan Summary”) to which this Annex is attached.

2. The Plan. This Annex A summarizes certain of the terms and provisions of the Enjoy S.A. Judicial Reorganization Agreement (the “Plan”) as it affects the Existing Senior Secured Notes and the Existing Indenture and Security Documents with respect thereto (“Existing Security Documents”) and the claims of Holders of the Existing Senior Secured Notes or the owners of beneficial interests in the Existing Senior Secured Notes (the “Beneficial Owners”),3 including certain New Financing Conditions (as defined herein). An initial version of the Plan has been filed by the Company in the reorganization proceeding (the “Reorganization Proceeding”) governed by Chapter III of Law N°20,720 on Reorganization and Liquidation of Companies and Individuals pending in the 8° Civil Court of Santiago in Santiago, Chile (the “Chilean Court”) (which proceeding was commenced on May 5, 2020) and  an amended version of the Plan incorporating the terms of this Annex A is intended to be filed in due course.

3. New Senior Secured Notes.

   (a) (i) Pursuant to the Plan, but subject to the satisfaction of the Issuance Conditions (as defined herein), including the New Financing Conditions (as defined herein), new “Senior Secured Notes due 2027” (the “New Senior Secured Notes”) shall be issued in exchange for the Existing Senior Secured Notes, and the Existing Senior Secured Notes, the Existing Indenture, and the claims of the Holders and Beneficial Owners thereunder shall be extinguished (the “Senior Secured Notes Exchange”). The Company shall obtain CUSIP and ISIN numbers for the New Senior Secured Notes (separately for the Tranche A and Tranche B New Senior Secured Notes (as defined herein)).

       (ii) While the New Senior Secured Notes will not be issued until the Issuance Conditions are satisfied (which will not occur until after the occurrence of the date of the Effectiveness of the Plan), if the Issuance Conditions are ultimately satisfied, the issuance date of the New Senior Secured Notes shall be deemed to be the date of Effectiveness of the Plan (the “New Senior Secured Notes Issuance Date”).

1 Pursuant to Agreement of Resignation, Appointment and Acceptance dated as of July 9, 2020 (the “Acceptance Agreement”) by and among the Company, UMB BANK, N.A. a national banking association duly organized and existing under the laws of the United States of America (“UMB” or the “Successor Trustee”) and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America (“Citibank” or the “Resigning Trustee”), the Successor Trustee has been appointed as “Trustee” under the Existing Indenture. The Successor Trustee will be the initial Trustee also under the New Senior Secured Notes Indenture.
2 The Existing Senior Secured Notes (and the New Senior Secured Notes (as defined below)) are sometimes referred to, in the Plan (as defined herein), as the “International Bonds”; however, for the avoidance of doubt all references in the Plan to the International Bonds shall mean and include all of the Existing Senior Secured Notes outstanding.
3 The holders of a majority in principal amount of the beneficial interests in the Existing Senior Secured Notes, or the beneficial interests in the New Senior Secured Notes after the issuance thereof, are referred to in this Annex A as the “Majority Beneficial Owners”.

Annex A – New Senior Secured Notes Term Sheet

       (iii) Notwithstanding any vote of the Holders or the Beneficial Owners in favor of the Plan, any approval of the Plan by other holders of claims against and interests in the Company, or the Chilean Court Plan Approval and the Chapter 15 Court Recognition (as such terms are defined herein), the Senior Secured Notes Exchange shall not be effected, and the Existing Senior Secured Notes and the claims of the Holders and Beneficial Owners thereunder shall not be extinguished (including in respect of Defaulted Interest and Post-Petition Interest), Events of Default under the Existing Indenture shall not be waived.  The New Indenture shall not be effective or executed, and the New Security Documents shall not be amended or modified or be effective, unless and until the Issuance Conditions are satisfied, including the New Financing Conditions.

   (b) The aggregate stated principal amount of the New Senior Secured Notes shall be an amount equal to the aggregate principal amount of the Existing Senior Secured Notes plus the aggregate amount of interest under the Existing Senior Secured Notes (including Defaulted Interest and Post-Petition Interest) accrued and unpaid as of the Deliberative Creditors Meeting date, which is estimated to be approximately US$ 210 million (the current aggregate principal amount of the Existing Senior Secured Notes) (together, the “Aggregate Stated Principal Amount of the New Senior Secured Notes”).

   (c) The New Senior Secured Notes shall consist of two tranches, identified as “Tranche A” and “Tranche B”. The Tranche A and Tranche B New Senior Secured Notes shall be identical in all respects, except (i) as provided below regarding the priority given to mandatory redemptions of the Tranche A New Senior Secured Notes, and (ii) upon any liquidation of the Company, the Tranche A New Senior Secured Notes shall be paid in full (as to principal and accrued and unpaid interest) prior to any payment on the Tranche B New Senior Secured Notes.

    (d) Tranche A New Senior Secured Notes shall be issued to or for the account of Beneficial Owners of the Existing Senior Secured Notes who elect to subscribe to purchase the Bridge Loan Notes (as defined herein), which shall be made available for subscription to all of the Beneficial Owners of the Existing Senior Secured Notes4, provided, however, that certain Beneficial Owners may be deemed ineligible to participate if their participation would violate the securities laws (or related exemptions under which the Company is operating) of any relevant jurisdiction or require securities registration in any relevant jurisdiction (the “Securities Law Restriction”).5  Tranche B New Senior Secured Notes shall be issued to or for the account of Beneficial Owners of the Existing Senior Secured Notes who do not elect (or are ineligible) to subscribe to purchase the Bridge Loan Notes.

   (e) The New Senior Secured Notes shall be issued as one or more global securities registered in the name of Cede & Co. as the record Holder, and as nominee of The Depository Trust Company, in the same manner as the Existing Senior Secured Notes were issued.

4 As described below, Bridge Loan Notes in the amount of CLP$ 10.0 billion will be made available pro rata to Beneficial Owners of the Existing Senior Secured Notes. For each US$ 1,000 principal amount of Tranche A New Senior Secured Notes which a Beneficial Owner wishes to receive, the Beneficial Owner would be required to subscribe to Bridge Loan Notes in an amount equal to the product of US$ 1,000 and fraction, the numerator of which is the U.S. dollar equivalent of CLP$ 10.0 billion (as of the Effectiveness of the Plan) and the denominator of which is US$ 195.0 million. For example, if the foreign exchange rate were US$ 1.00 = CLP$ 790, then the US$ 1,000 principal amount of the Tranche A New Senior Secured Notes would require a subscription of US$ 64.91.
5 The Company anticipates that only Beneficial Owners who are either (i) accredited investors who are qualified institutional buyers or (ii) non-U.S. persons, will be permitted to participate in the U.S.
based solicitation of the New Financing as a result of the Securities Law Restriction.

Annex A – New Senior Secured Notes Term Sheet

4. New Senior Secured Notes and New Indenture. The New Senior Secured Notes shall be issued by the Company pursuant to, and governed by, an indenture (the “New Indenture”). The New Senior Secured Notes and the New Indenture shall be identical to the Existing Senior Secured Notes and the Existing Indenture (including governed by the laws of the State of New York) except for such changes to implement the express terms of this Annex A (including the provisions differentiating the Tranche A and Tranche B) and such other changes as shall be reasonably requested by the Existing Senior Secured Notes Trustee (the “Existing Trustee”), the New Senior Secured Notes Trustee (the “New Trustee”) or the Majority Beneficial Owners (as defined herein) as reasonably necessary to conform other provisions of the New Indenture to the express terms of this Annex A. All references herein to the provisions of any “Indenture Section” shall refer to the Existing Indenture and the New Indenture as modified in accordance with this Annex A. The initial Trustee, Paying Agent, Registrar and Transfer Agent for the New Indenture shall be UMB BANK, N.A.

5. Liens and Security Documents. The Existing Security Documents shall be amended and modified to provide that the New Senior Secured Notes shall be secured by first-priority Liens pursuant to the Existing Security Documents (as so amended and modified, the “New Security Documents”) to the same extent and in the same manner as the Existing Senior Secured Notes are currently secured, including as provided currently in Article Eleven of the Existing Indenture, and with the same initial Collateral Agent, and new executive titles (títulos ejecutivos) in Chile and Uruguay to facilitate the execution of the Liens shall be provided to the satisfaction of the Existing Trustee, the New Trustee and the Collateral Agent. The New Security Documents shall be subject to the approval of the Existing Trustee, the New Trustee and the Collateral Agent and shall contain such changes to implement the express terms of this Annex A and such other changes as shall be reasonably requested by the Existing Trustee, the New Trustee, the Collateral Agent or the Majority Beneficial Owners as reasonably necessary to conform other provisions of the New Indenture to the express terms of this Annex A.

6. Subsidiary Guarantors. The Subsidiary Guarantors under the New Indenture shall be the same as under the Existing Indenture. The New Senior Secured Notes shall be guaranteed by each Subsidiary Guarantor pursuant to the New Indenture to the same extent as the Existing Senior Secured Notes are currently guaranteed by each Subsidiary Guarantor, including as provided currently in Article Twelve of the Existing Indenture. The Subsidiary Guarantors shall agree that their obligations under the Existing Indenture and the Existing Security Documents shall be extended to the New Senior Secured Notes for all legal purposes as agreed herein, in particular for purposes of article 1649 of the Chilean Civil Code. Consequently, all Mortgages, Collateral Pledge Agreements and other guarantees granted by the Subsidiary Guarantors are and shall be ratified and extended accordingly, and will secure all obligations under the New Senior Secured Notes, the New Indenture and the Security Documents.

7. New Senior Secured Notes Stated Maturity and Redemptions.

   (a) Stated Maturity. The Stated Maturity for the New Senior Secured Notes shall be the seventh anniversary of the Deliberative Creditors Meeting date.

   (b) Optional Redemption. The New Indenture, including Article Five (Optional Redemption of Notes), shall be modified (from the Existing Indenture) as follows (with conforming language in the New Indenture as necessary to reflect the following):

Annex A – New Senior Secured Notes Term Sheet

       (i) Any optional redemption (or prepayment of principal) of the New Senior Secured Notes shall be solely as to all of the New Senior Secured Notes then outstanding (an “Optional Redemption”); and any Optional Redemption of less than all of the New Senior Secured Notes shall not be permitted. “Optional Redemption” does not include any Special Asset Sale/Redemption provided that there has been compliance by the Company with the terms and conditions of the Special Asset Sale/Redemption.

       (ii) No Optional Redemption of the New Senior Secured Notes shall be allowed during Years 1 and 2 (as referenced below) following the New Senior Secured Notes Issuance Date.

       (iii)             The Optional Redemption of the New Senior Secured Notes shall be allowed after Years 1 and 2, and the redemption prices for the New Senior Secured Notes shall be as set forth in Paragraph 5 (Optional Redemption) of the “Form of Reverse of Note” of the “Form of Note” attached as Exhibit A to the New Indenture, modified as shown on Schedule A to this Annex A.

   (c) Special Asset Sale/Redemption.

       (i) (A) (x) The Company and its Restricted Subsidiaries (including the Subsidiary Guarantors) shall be allowed to effect a sale of the Baluma Assets, the Coquimbo Assets or the Pucón Assets (the “Special Assets,” and any such sale being a “Special Asset Sale”), provided that in connection with any Special Asset Sale, (1) the Company retains an independent third party recognized in local or international markets and receives an opinion from such third party that such Special Asset Sale was conducted at arms’ length and at Fair Market Value (the “Special Asset Sale Report”); and (2) the Company effects (within 10 Business Days following receipt of the proceeds of such Special Asset Sale) redemptions of the New Senior Secured Notes as described below. The Special Asset Sale Report will not be subject to approval of the New Trustee or any of the New Secured Bondholders.

        (y) Notwithstanding the foregoing, any transfer or sale of Special Assets to the Company or any Subsidiary of the Company shall be deemed not to be a Special Asset Sale, and will not trigger the redemption of the New Senior Secured Notes described below, so long as (1) such transferee is a Subsidiary Guarantor, and (2) all Security Documents in respect of such Special Asset shall be amended to continue in full force and effect.

       (B) (x) If there shall occur a Special Asset Sale, then the Company shall redeem an aggregate principal amount of New Senior Secured Notes  (the “Special Asset Sale/Redemption”) equal to the greater of (1) 80% of the net proceeds received by the Company in such Special Asset Sale and (2) the Minimum Redemption Amount set forth below. Such redemption price shall be the principal amount of such New Senior Secured Notes, plus all interest thereunder accrued and unpaid at the redemption payment date.

        (y) “Minimum Redemption Amount” means the following as to each Special Asset Sale:

Minimum Redemption Amount
Baluma Assets	US$ 160 million
Coquimbo Assets	UF 1,150,000
Pucón Assets	UF 660,000

Annex A – New Senior Secured Notes Term Sheet

       (z) The Special Asset Sale/Redemption Amount shall be paid in cash by the Company in U.S. dollars, regardless of the form of consideration received by the Company in the Special Asset Sale. All proceeds from any Special Asset Sale shall be deposited with the Collateral Agent for use, if necessary, in the redemption of New Senior Secured Notes as required and as collateral security for the obligations of the Company to effect such redemptions. Any New Senior Secured Notes not redeemed as aforesaid shall remain outstanding.

       (C) Notwithstanding any other provisions of the Indenture, no sale or other disposition of a Special Asset shall be permitted, except pursuant to the provisions in this Paragraph  7, or with the consent of the Holders or Beneficial Owners of at least 66-2/3% in aggregate principal amount of the New Senior Secured Notes then outstanding (and any such consent may modify the redemption obligations of the Company under any Special Asset Sale/Redemption).

        (ii) Upon the closing or consummation of any Special Asset Sale, the Company shall give notice to the Trustee and notice (distributed by the Company through the DTC) to the Holders and Beneficial Owners of the New Senior Secured Notes of the Special Asset Sale and the mandatory redemption obligations of the Company (a “Special Asset Sale/Redemption Notice”). The Special Asset Sale/Redemption Notice shall describe in reasonable detail the terms of the Special Asset Sale and the Special Asset Sale/Redemption Amount for redemption of New Senior Secured Notes. The Beneficial Owners of the Tranche A New Senior Secured Notes may elect (within 10 Business Days after the Special Asset Sale/Redemption Notice) to have their New Senior Secured Notes redeemed and stating the principal amount of the New Senior Secured Notes they wish to have redeemed. If redemption elections by the Beneficial Owners of the Tranche A New Senior Secured Notes exceed the Special Asset Sale/Redemption Amount, the redemption shall be prorated among the electing Beneficial Owners of the Tranche A New Senior Secured Notes. If redemption elections by the Beneficial Owners of the Tranche A New Senior Secured Notes aggregate less than the Special Asset Sale/Redemption Amount, any funds not used to redeem Tranche A New Senior Secured Notes shall be used to redeem (mandatory) Tranche B New Senior Secured Notes pro rata among the Beneficial Owners thereof. If, after such redemptions of the Tranche B New Senior Secured Notes, there are funds remaining from the Special Asset Sale/Redemption Amount, then such funds shall be used to redeem (mandatory) additional Tranche A New Senior Secured Notes pro rata among the Beneficial Owners thereof.

       (iii) In the event that any transaction affecting the Special Assets can be deemed to be a Change of Control, the provisions of this Paragraph 7 shall prevail, and Indenture Section 3.7 (Change of Control Repurchase Event) shall not apply to such transaction.

8. New Senior Secured Notes Interest Payment Dates and Interest Rates.

(a)         The Interest Payment Dates under the New Senior Secured Notes shall be the 14th day of each August, November, February and May following the New Senior Secured Notes Issuance Date with Record Dates on the first day of each such month.

(b)       (i) Interest shall accrue under the New Senior Secured Notes (from and after the Deliberative Creditors’ Meeting date) at the following annual rates during each of the Years (i.e. 12-month periods) indicated below following the Deliberative Creditors’ Meeting date and until the New Senior Secured Notes and all obligations thereunder are paid in full:

Year 1:	6.0%	Year 5:	8.5%
Year 2:	7.0%	Year 6:	9.0%
Year 3:	7.5%	Year 7 et. seq.:	9.5%
Year 4:	8.0%

 Annex A – New Senior Secured Notes Term Sheet

      (ii) Interest accruing during each of the four quarters in Year 1 shall not be payable in cash but shall be capitalized and added to the principal amount of the New Senior Secured Notes, and interest on such capitalized interest (additional principal amount) shall accrue thereon from and after the applicable Interest Payment Date. Fifty Percent (50%) of interest accruing during each of the first and second quarters in Year 2 shall not be payable in cash but shall be capitalized and added to the principal amount of the New Senior Secured Notes, and interest on such capitalized interest (additional principal amount) shall accrue thereon from and after the applicable Interest Payment Date. Within five Business Days following each of such Interest Payment Dates, the Company shall provide to the Trustee and Holders and Beneficial Owners of the New Senior Secured Notes a report showing the amount of the interest capitalized for such Interest Payment Dates and cumulatively. The Company shall promptly deliver to the Trustee and Cede & Co. additional New Senior Secured Notes in the amount of the interest capitalized as of such Interest Payment Dates.

       (iii) All interest accruing under the New Senior Secured Notes which is not capitalized shall be payable in cash on the applicable Interest Payment Dates. Defaulted Interest shall apply in the New Senior Secured Notes (calculated from the applicable Interest Payment Date) to any interest payable in cash and not timely paid on the applicable Interest Payment Date.

9. Certain New Indenture Covenants and Events of Default. The New Indenture shall provide as follows:6

   (a) Indenture Section 3.11 (Limitation on Incurrence of Additional Indebtedness) shall be modified (from the Existing Indenture) as follows:

       (i) Indenture Section 3.11(a) shall state: “The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness).” [The remainder of Indenture Section 3.11(a) will be deleted, as well as any related definitions not otherwise needed in the New Indenture after the modification of Indenture Section 3.11(a).]

       (ii) “Permitted Indebtedness” under Indenture Section 3.11(b) shall include (all of the following being herein referred to as the “Plan New Permitted Indebtedness,” and the Bridge Loan Notes and the Convertible Tranche D collectively the “New Financing Indebtedness”); the Convertible Tranche A-1; the Convertible Tranche A-2; the Fixed Income Tranche B Bond; the Fixed Income Tranche C Bond; banking credit lines up to CLP$ 15 billion granted to the Company and its Chilean Subsidiaries (“Banking Credit Lines”); existing mortgages that are unaffected by the Reorganization Proceeding; and banking credit lines to support performance bonds granted to the Company and its Subsidiaries in connection with bidding processes for, or acquiring, licensed casino projects (the “Performance Bonds”).  Other than Performance Bonds, Banking Credit Lines, and the existing mortgages, all Plan New Permitted Indebtedness shall be unsecured.

       (iii) (A) The following clauses of Indenture Section 3.11(b) shall be deleted: clause (iii), clause (xiv) (except as it relates to Capitalized Lease Obligations of the Company or any Subsidiary Guarantor), clause (xvii) and clause (xix). Indenture Section 3.11(b)(xviii) shall be amended to permit Indebtedness up to CLP$ 40 billion until March 2024 (subject to the restrictions in Paragraph 9(b)(ii) below and not including Plan New Permitted Indebtedness or Indebtedness incurred by Baluma as permitted by Section 3.11(c)(ii)).

6 It is anticipated that the Company, other creditors and the Existing Senior Secured Notes Trustee and the Majority Beneficial Owners will continue to discuss (without any obligation to effect) possible amendments and modifications of various covenants of the New Indenture and the New Security Documents (including new covenants), including the modifications and amendments in this Paragraph 9 and possible additional categories of Permitted Indebtedness.

Annex A – New Senior Secured Notes Term Sheet

      (B) Indenture Section 3.11(b), clause (i), shall be modified to allow “Permitted Bank Indebtedness” pursuant to the Plan.

       (iv) Indenture Section 3.11(c), clause (ii), shall be modified to delete the current language and to state that:

       “(ii) Indebtedness of Baluma S.A. not to exceed: (i) US$ 15,000,000 at any time on or before November 30, 2021; and (y) US$ 10,000,000 from and after December 1, 2021, less (in each case) any Indebtedness incurred pursuant to Section 3.11(c)(vi);”

       (v) Indenture Section 3.11(c)(vi), shall be modified to delete subclause (ii) thereof.

    (b)             (i) As of the end of the quarter in which any sale of the Baluma Assets shall occur, and as of the end of each quarter thereafter, pursuant to the consolidated financial statements of the Company reported to the Chilean Financial Market Commission (Comisión para el Mercado Financiero or “CMF”), the Company shall have a Net Financial Debt-to-Adjusted EBITDA ratio of no greater than three times; except such calculation shall be on a pro forma basis (excluding the effects of sale of the Baluma Assets) for the quarter in which the sale shall have occurred.

       (ii) Beginning in March 2024, unless there shall have been a sale of the Baluma Assets, the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness, which after giving effect to such new Indebtedness results in (i) a Financial Ratio of 6.5 times from March 2024, and until December 2025, (ii) a Financial Ratio of 6.0 times from March 2026, and until December 2026, and (iii) a Financial Ratio of 5.5 times from March 2027, and thereafter.

       (iii) (A) “Net Financial Debt” shall mean: (x) the sum of the amounts recorded as “other current financial liabilities”, “other non-current financial liabilities”, “current lease liabilities” and “non-current lease liabilities”, less (y) the amounts recorded as “cash and cash equivalents”; all of the above pursuant to the Consolidated Statement of Financial Position of the Company, reported on a quarterly basis to the CMF.

     (B) “Adjusted EBITDA” for any period shall mean the result of the following accounting items of Enjoy S.A’s Income Statement for such period: (v) total revenues (ingresos de actividades ordinarias); less (w) cost of sales (costo de venta); less (x) selling, general and administrative expenses (gastos de administración); plus (y) depreciation; plus (z) amortization.

      (C) The “Financial Ratio” means the ratio of Net Financial Debt to  Adjusted EBITDA.

Annex A – New Senior Secured Notes Term Sheet

    (c) Any sale of the Baluma Assets, the Coquimbo Assets or the Pucón Assets shall be governed by the Special Asset Sale/Redemption provisions and not Indenture Section 3.13 (Limitation on Asset Sales).

    (d) The definition of “Permitted Liens” shall be amended to include (x) the collateral securing the Performance Bonds provided that such collateral is limited to a mortgage on real property in Rinconada and Chiloe, and (y) term deposits granted as guaranties in favor of the issuers of Performance Bonds in accordance with the terms and conditions of the relevant credit lines and security agency agreements of July 14, 2020.

    (e) The Company shall not reduce its capital to absorb accumulated losses.

    (f) The transactions under and in accordance with the Plan, including the issuance of the New Senior Secured Notes, the New Financing Indebtedness, the Convertible Tranche A-1, the Convertible Tranche A-2 and the Convertible Tranche D and the entry by the Company, its Restricted Subsidiaries and the Subsidiary Guarantors into the New Security Documents and the grant by the Company, its Restricted Subsidiaries and the Subsidiary Guarantors of Liens thereunder (including issuance of equity upon the conversion of any debt instruments), shall not constitute a Change of Control Purchase Event under Indenture Section 3.7 (Change of Control Purchase Event). The definition of “Permitted Holders” shall be amended to reflect the holders of more than 5% of the ordinary shares of the Company following completion of the foregoing transactions under and in accordance with the Plan (including shareholders who enter into group (as contemplated by Regulation 13D under the Securities Exchange Act of 1934) arrangements with such 5% shareholders).

    (g) Indenture Section 3.12 (Limitation on Restricted Payments) shall be modified to effect: (i) an absolute prohibition on any voluntary redemption, prepayment or repurchase by the Company, its Restricted Subsidiaries or the Subsidiary Guarantors of the Fixed Income Tranche B Bond or the Fixed Income Tranche C Bond prior to the redemption or payment in full of all Obligations under the New Senior Secured Notes; (ii) the deletion of the language of Indenture Section 3.12(a) that follows clause (iv) (beginning with the language “if at the time of the Restricted Payment and immediately after giving pro forma effect thereto:”; and (iii) the deletion of Indenture Sections 3.12(b), (c) and (d) in their entirety.

    (h) The definition of “Bankruptcy Law Event of Default” shall be amended and modified to include (A) any breach by the Company, its Restricted Subsidiaries or the Subsidiary Guarantors of, or other failure to perform, their material obligations under the Plan or the taking of any material action in contravention of the Plan, and (B) any failure of the Company to satisfy the New Financing Conditions on or before the 90th calendar day after the Effectiveness of the Plan. The Company agrees that, whether or not the Effectiveness of the Plan shall occur or the New Financing Conditions shall be satisfied, the vote of the Holders or Beneficial Owners of at least 66-2/3% in aggregate principal amount of the Existing Senior Secured Notes to approve the Plan shall constitute also an immediate amendment and modification of the Existing Indenture as aforesaid solely for the purpose of this Paragraph 9(j) (without the necessity of the execution of a Supplemental Indenture).

Annex A – New Senior Secured Notes Term Sheet

10. Capital Structure of the Reorganized Debtor.

    (a) The Plan shall provide that the claims of the Unsecured Creditors, the Banks and the Suppliers (as such terms are defined in the Plan Summary accompanying the Solicitation) shall be extended, restructured or exchanged as provided in the Plan Summary accompanying the Solicitation.

    (b) The existing issuers of Boletas Bancarias de Garantía (performance bonds) shall release to the Company, its Subsidiary Guarantors and the Subsidiary Guarantors CLP$ 26.8 billion in fixed term deposits granted as guaranties in favor of such issuers in accordance with the terms and conditions of the relevant credit lines and security agency agreements of July 14, 2020.

    (c) Management stock option and incentive plans adopted by the Company shall be priced (as to exercise price) in accordance with the terms and conditions defined in the Plan. Equity equivalents (including warrants) issued to current shareholders shall be priced (as to exercise or conversion price) in accordance with the terms and conditions defined in the Plan.

11. Bridge Loan Notes.

   (a) (i)   (A) It shall be an Issuance Condition for the Senior Secured Notes Exchange that the Company obtains  subscriptions to purchase “Bridge Loan Notes” (subsequently exchanged for Convertible Tranche D, as described below) (the “Bridge Loan Notes Subscriptions”) in the aggregate amount between CLP$ 25.0 billion and approximately CLP$ 55.0 billion.  The opportunity to subscribe for and purchase the Bridge Loan Notes shall be offered by the Company to the following constituencies in the amounts indicated below to be allocated pro rata (based on their respective demand as expressed on their commitments) among Subscribers (as defined herein) in the applicable constituency), subject to the Securities Law Restriction:

Constituency	Subscription Amount
Current shareholders of the Company (“Constituency A”)	CLP$ 5.5 billion
Current holders of the subordinated Indebtedness and
other unsecured creditors of the Company (“Constituency B”):	CLP$ 39.5 billion
Holders and Beneficial Owners of the
Existing Senior Secured Notes (“Constituency C”):	CLP$ 10.0 billion

Annex A – New Senior Secured Notes Term Sheet

(B) In the event that the Bridge Loan Notes Subscriptions obtained by the Company (and funded by Subscribers) are not at least CLP$ 25.0 billion (the “Minimum Bridge Loan Notes Subscriptions”), then (1) the New Financing Conditions shall not be satisfied; and (2) the Reorganization Proceeding shall be converted into a liquidation proceeding.

(C) In the event that the Bridge Loan Notes Subscriptions obtained by the Company exceed CLP$ 25.0 billion but are less that CLP$ 45.0 billion, then the New Financing Conditions shall be deemed to have been satisfied unless the Monitoring Committee, by a vote of four members of the Monitoring Committee, to convert the Reorganization Proceeding into a liquidation proceeding.

(D) In the event that the Bridge Loan Notes Subscriptions obtained by the Company are CLP$ 45.0 billion or more, then the New Financing Conditions shall be satisfied.

(ii)                     (A) A procedure will be established by the Company, for members of each Constituency to subscribe to purchase of the Bridge Loan Notes (“Subscribers”), by expressing their interest in writing to the Company and the Bankruptcy Auditor (Interventor Concursal) within 10 calendar days following the Effectiveness of the Plan.  All Bridge Loan Notes Subscriptions must be entered into and funded approximately 10 days after the Monitoring Committee certifies that such commitments satisfy the New Financing Conditions.

(B) Subscription payments by Subscribers other than Beneficial Owners of the Existing Senior Secured Notes must be funded in Chilean Pesos; however, subscriptions payments by Beneficial Owners of the Existing Senior Secured Notes may be made in equivalent U.S. dollars. The exchange rate for U.S. dollar subscription payments shall be the exchange rate fixed by the Central Bank of Chile as of the date of the Deliberative Creditors’ Meeting.

(C) The obligation of Subscribers to fund their subscription obligations are conditioned on the New Financing Conditions having been satisfied.

(D) In consideration for entering into subscription agreements for the Bridge Loan Notes, the Company shall pay to each Subscriber (provided that such Subscriber funds its subscription payments when due), a commitment fee in the amount of two percent (2%) of their respective subscription commitments funded. At the option of any Subscriber, the Subscriber will take such commitment fee as a reduction in its subscription payment when due. Such commitment fee shall not be deemed to be consideration for any consent or vote of Holders or Beneficial Owners of the Existing Senior Secured Notes under the Plan for purposes of Indenture Section 3.12 (Payments for Consent) or otherwise, including as an inducement to elect to receive Tranche A New Senior Secured Notes.

Annex A – New Senior Secured Notes Term Sheet

(iii)         The obligations of the Subscribers generally to fund their Bridge Loan Notes Subscriptions, is conditioned upon (the following are herein referred to as the “New Financing Conditions”): (i)  the Bridge Loan Notes having been duly authorized by all necessary corporate action of the Company; (ii) ordinary shares and convertible bonds, as applicable, of the Company issuable for further conversion of the Bridge Loan Notes having been duly authorized in an extraordinary shareholders meeting; (iii) holders of at least 60% of the ordinary shares of the Company shall have entered into irrevocable written agreements to waive their shareholder pre-emptive or similar rights with respect to the issuance of the Conversion Shares (and any Convertible Tranche D) and approve the other actions to be taken under the foregoing clause (ii); (iv) the Effectiveness of the Plan; and (v) the Company having obtained Bridge Loan Notes Subscriptions  of at least the Minimum Bridge Loan Notes Subscriptions and the declaration of failure to meet the condition not having been invoked by the Monitoring Committee (noting that Subscribers shall not be bound by its commitment in the event that Minimum Bridge Loan Notes Subscriptions yield less than CLP$ 45.0 billion and the Monitoring Committee approves the condition at a lesser amount). The Bridge Loan Notes Subscriptions executed by all of the Subscribers shall have the benefit of and be subject to the New Financing Conditions.

(b) The proceeds from the issuance of the Bridge Loan Notes shall be used only to fund operating and capital expenditures of the Company and Restricted Subsidiaries.

(c) Interest on the Bridge Loan Notes shall accrue and be payable at the annual rate of 5.7% (computed on the basis of a 360-day year of twelve 30-day months). The Stated Maturity for the Bridge Loan Notes shall be the 360th day following the Deliberative Creditors’ Meeting date unless, prior thereto, the Bridge Loan Notes have been exchanged by the Company for the Convertible Tranche D or the Conversion Shares. All accrued and unpaid interest under the Bridge Loan Notes shall be capitalized as principal and included in the exchange for the Convertible Tranche D.

   (d) The Plan New Permitted Indebtedness (other than New Financing Indebtedness) shall state by their express terms that they are subordinated, and shall be subordinated, to the prior payment in full of the Bridge Loan Notes and Convertible Tranche D in the event of any liquidation of the Company.

12. Convertible Tranche D

   (a) The Company shall be permitted to issue convertible bonds or a direct capitalization for shares to be issued by the Company (“Convertible Tranche D” as payment for the Bridge Loan Notes provided that all of the following conditions are satisfied (the “Convertible Tranche D Issuance Conditions”): (i) such exchange shall have occurred on or prior to the 360th calendar following the Deliberative Creditors’ Meeting date; (ii) such Convertible Tranche D and the issuance of Conversion Shares or convertible bonds, as applicable, thereunder have been duly authorized by all necessary corporate action of the Company; and (iii) the ordinary shares of the Company issuable upon conversion of the Convertible Tranche D having been duly authorized and reserved for, including obtaining any vote of shareholders, and obtaining approvals of regulatory authorities and regulatory registration for the issuance of the Convertible Tranche D and the Conversion Shares.

    (b) The principal amount of the Convertible Tranche D, if the same is a convertible bond, shall equal the principal amount of the Bridge Loan Notes, plus accrued but unpaid interest.  The Stated Maturity of the Convertible Tranche D shall be the 99th anniversary of the Deliberative Creditors’ Meeting date (notwithstanding that the issuance of the Convertible Tranche D will be subsequent to the Deliberative Creditors’ Meeting date).

Annex A – New Senior Secured Notes Term Sheet

   (c) Interest on the Convertible Tranche D, if the same is a convertible bond, shall accrue and be capitalized at the annual rate of 5.7% (computed on the basis of a 360-day year of twelve 30-day months and subject to the “maxima conventional” interest rate) until the 540th day following the date of the Deliberative Creditors’ Meeting, capitalized on the Conversion Date (as defined herein). No interest shall accrue on the Convertible Tranche D after such 540-day period or after the Conversion Date on any Convertible Tranche D which are not converted.

    (d) Each holder of the Convertible Tranche D shall be entitled to convert all or part of its Convertible Tranche D into ordinary shares of the Company on or before 540th calendar day following the date of the Deliberative Creditors’ Meeting (the “Conversion Date”). Converted Convertible Tranche D shall be converted into 266.67 new ordinary shares of the Company at a conversion price of CLP$ 1,000 principal amount of the converted Convertible Tranche D (the “Conversion Shares”).

13. Directions by Beneficial Owners. The New Indenture shall provide that, in the case of any action permitted to be taken by Holders constituting a majority or other percentage of the New Senior Secured Notes outstanding (including directions to the Trustee or the Collateral Agent, waivers (of Events of Default or otherwise) or consents), including for purposes of actions of Required Holders, such action shall be deemed to have been properly taken or authorized by the equivalent Beneficial Owners who provide to the Trustee and the Company confirmations from DTC participants who are custodians for such Beneficial Owner that such DTC participants hold interests in the New Senior Secured Notes for such Beneficial Owners and stating the amounts so held.

14. Modifications of the Proposed Plan. The Company agrees that no amendment or modification of this Annex A pursuant to any amendment or modification of the Plan to be voted in the Deliberative Creditos’ Meeting materially affecting the rights of the Secured Notes, including a change of the capital structure of the Company, shall be made or effected without the consent of the Majority Beneficial Owners, provided that no such amendment or modification would have a material adverse effect on the economic benefits or legal rights of the New Senior Secured Notes. After the Effectiveness of the Plan any amendment or modification of the Plan shall be governed by the provisions of Law N°20,720 and the decisions of the Creditors Committee in its case.

15. Final Documentation. The New Senior Secured Notes, the New Indenture and the New Security Documents, the Bridge Loan Notes, the Convertible Tranche D and the other Plan Permitted Indebtedness  shall conform to the terms of this Annex A and shall be in form and substance otherwise reasonably satisfactory to the Existing Trustee, the New Trustee and the Majority Beneficial Owners.

16. Legal Fees and Expenses. The Existing Trustee, the New Trustee the Collateral Agent have incurred legal fees and expenses (in Chile, the United States and other jurisdictions in which Collateral is located or the laws of which other jurisdictions govern the Existing Security Documents) in connection with the Enjoy Reorganization Proceeding and the Plan (including the negotiation and preparation of this Annex A) and the Chapter 15 Court Recognition, and the Company acknowledges that they have made a substantial contribution to the Plan. Accordingly, the Company shall, or shall cause Subsidiary Guarantors to, reimburse the Existing Trustee, the New Trustee, the Collateral Agent and the Majority Beneficial Owners for their legal fees and expenses (the “Reimbursement of Professional Fees and Expenses”), such reimbursement to be made, against (within three Business Days) invoices presented by counsel for the Existing Trustee, the New Trustee, the Collateral Agent and the Majority Beneficial Owners, as accrued in connection with services rendered in connection with the Enjoy Reorganization Proceeding, the Plan, this Annex A and the Chapter 15 Court Recognition.

Annex A – New Senior Secured Notes Term Sheet

17. Post-Reorganization Monitoring Committee.

   (a) The Company shall be subject to an Intervention and Monitoring Committee (the “Monitoring Committee”) as provided by the terms of the Plan and Law N°20,720. The Intervention will have a duration of one year from the date of the Creditors' Deliberative Meeting. The Monitoring Committee will be in place until the Plan will cease to have effect. The Monitoring Committee will be comprised of five representatives of different creditors’ constituencies, two of which will be representatives of the Holders and the Beneficial Owners of the Existing Senior Secured Notes or the New Senior Secured Notes, as applicable, two of which will be representatives of the Unsecured Creditors and Suppliers, and the fifth member of the Monitoring Committee will an independent member appointed by the other members of the Monitoring Committee; all of whom indicate their willingness to serve and confirmed by the Creditors' Deliberative Meeting.

    (b) Holders and Beneficial Owners willing to serve in the Monitoring Committee should submit an application to the Existing Trustee within 10 calendar days prior to the date of the Creditors' Deliberative Creditors’ Meeting.  The Existing Trustee shall identify the two largest Beneficial Owners from the submitted applications for appointment and service on the Monitoring Committee.

18. Issuance Conditions; Effectiveness of the Plan.

    (a) While the New Senior Secured Notes Issuance Date will be deemed to be the date of the Deliberative Creditors’ Meeting, the New Senior Secured Notes will not be issued unless and until the following shall have occurred (the “Issuance Conditions”), provided the satisfaction of the New Financing Conditions can be waived by the Majority Beneficial Owners.

   (b) (i) The “Effectiveness of the Plan” shall occur following the Deliberative Creditors’ Meeting approving the Plan, the lapse of all applicable legal terms (including any allowed challenges or appeals) and entry by the Chilean Court of a final court order certifying the approval and effectiveness of the Plan as provided in Article 89 of Law N°20,720.

       (ii) For the avoidance of doubt, while the Effectiveness of the Plan may have occurred, and notwithstanding any vote of the Holders or the Beneficial Owners of the Existing Senior Secured Notes in favor of the Plan, the Senior Secured Notes Exchange shall not occur, and the Existing Senior Secured Notes, the Existing Indenture and the Existing Security Documents and the claims of Holders and Beneficial Owners of the Existing Senior Secured Notes shall continue in full force and effect and no Events of Default thereunder shall be waived, unless and until the New Financing Conditions and the other Issuance Conditions are satisfied, provided, however, that, once the Senior Secured Notes Exchange does occur, the Senior Secured Notes Exchange Date shall be deemed to have occurred retroactively as of the date of the Effectiveness of the Plan.

Schedule A to Annex A

5. Optional Redemption

(a) Optional Redemption with a Make-Whole Premium. At any time and from time to time during the period commencing August 14, 2022 and ending August 13, 2024 the Company shall have the right, at its option, to redeem the Notes, in whole but not in part whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes plus the excess of:

(i) the present value (as calculated by an Independent Investment Banker) at such Redemption Date of (A) 100% of the principal amount of Notes plus (B) all required remaining scheduled interest payments due thereon through [insert the Stated Maturity date of the New Senior Secured Notes] (excluding accrued but unpaid interest to the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 400 basis points, over

(ii) the principal amount of the Notes (the “Make-Whole Amount”), plus in each case any accrued and unpaid interest on the principal amount of the Notes to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to [insert the Stated Maturity date of the New Senior Secured Notes] that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity comparable to [insert the Stated Maturity date of the New Senior Secured Notes].

[The remainder of Paragraph 5(a) will remain unchanged.]

* * *

(b) Optional Redemption Without a Make-Whole Premium. At any time and from time to time after August 13, 2024, the Company may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes , plus accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). [The remainder of Paragraph 5(b) will be deleted.]